Exhibit 10.5
HUNTINGTON SUPPLEMENTAL STOCK PURCHASE
AND TAX SAVINGS PLAN AND TRUST

     Effective March 1, 1989, Huntington Bancshares Incorporated (“Bancshares”) adopted the Huntington Supplemental Executive Stock Purchase and Tax Savings Plan and Trust (the “Plan”) in order to enable certain Employees to obtain the same level of benefits they would have been able to receive under the Qualified Plan but for the limits imposed by certain provisions of the Code on the amounts that can be contributed to the Qualified Plan. Pursuant to Section 8.1 of the Plan, Bancshares amends and restates the Plan effective January 1, 2005 to comply with Section 409A of the Code.
HUNTINGTON SUPPLEMENTAL STOCK PURCHASE
AND TAX SAVINGS PLAN AND TRUST
     Huntington Bancshares Incorporated, as Sponsor, and Huntington National Bank, as Trustee, do hereby establish the Supplemental Stock Purchase and Tax Savings Plan and Trust for the benefit of Eligible Employees of Huntington Bancshares Incorporated and its related companies, on the terms and conditions set forth herein:

ARTICLE 1
PREFACE
     Section 1.1. Effective Date. The effective date of the Plan, as amended and restated, is January 1, 2005.
     Section 1.2. Purpose of the Plan. The purpose of this Plan is to provide a supplemental savings program for Eligible Employees of Huntington Bancshares Incorporated and its related companies who are unable to make contributions to the Huntington Stock Purchase and Tax Savings Plan because the Employees have made the maximum elective deferrals under Internal Revenue Code Section 402(g) or the maximum elective contributions under the terms of the Huntington Stock Purchase and Tax Savings Plan.
     Section 1.3. Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of Ohio.
     Section 1.4. Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

ARTICLE 2
DEFINITIONS
     Section 2.1. In General. Except as otherwise provided in this Plan, the terms defined at Article II of the Huntington Stock Purchase and Tax Savings Plan and Trust, which are expressly incorporated herein by reference, shall have the same meaning when used in this Plan, unless the context clearly indicates otherwise. The term “Company” shall refer to Huntington Bancshares Incorporated in its capacity as Sponsor. Huntington Bancshares Incorporated is also an Employer.
     Section 2.02. Code means the Internal Revenue Code of 1986, as amended from time to time and regulations relating thereto.
     Section 2.3. Committee shall mean the Stock Purchase Plan Committee, as described in Article IX of the Qualified Plan.
     Section 2.4. Eligible Employee shall mean, for any Plan year, a person employed by an Employer who is a Participant in the Qualified Plan and who is determined by the Compensation Committee of the Company’s Board of Directors to be a member of a select group of management or highly compensated employees and who is designated by the Compensation Committee of the Company’s Board of Directors to be an Eligible Employee under the Plan. Any Employee who was a Participant on November 19, 1997, is not an Eligible Employee unless nominated by the Compensation Committee of the Company’s Board of Directors. The accounts of such former Eligible Employees shall remain in the Plan and be administered in accordance with the Plan.
     Prior to the beginning of the Plan year for which their participation shall be effective, the Company shall notify those individuals, if any, who will (for the first time) become Eligible Employees effective as of the first day of the Plan Year following their election by the Compensation Committee of the Company’s Board of Directors. Once the Compensation Committee of the Company’s Board of Directors determines that an individual is an Eligible Employee, that person shall remain an Eligible Employee for all following Plan Years unless or until the Compensation Committee of the Company’s Board of Directors determines that he is no longer an Eligible Employee, in which case the person’s participation in the Plan shall cease effective as of the first day of the Plan Year following his removal.
     Section 2.5. Participant shall mean any Eligible Employee who has agreed to be bound by the terms of this Plan pursuant to Section 3.1.
     Section 2.6. Plan shall mean the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust, as herein set out or as duly amended.
     Section 2.7. Plan Administrator shall mean the Committee.

     Section 2.8. Qualified Plan shall mean the Huntington Investment and Tax Savings Plan and Trust, as it may be amended from time to time.
     Section 2.9. Supplemental Account shall mean the balance posted to the record of each Participant or Beneficiary, consisting of the Participant’s contributions pursuant to Section 3.1 and his allocated share of Employer matching contributions pursuant to Section 3.2, and adjustments as of each Valuation Date, less any payments therefrom.
     Section 2.10. Supplemental Pre-Tax Contributions shall mean the contributions made by a Participant pursuant to Section 3.1. The Trustee shall hold the Supplemental Pre-Tax Contributions of each Participant in a Supplemental Account.
     Section 2.11. Supplemental Matching Contributions shall mean the contributions made by an Employer pursuant to Section 3.2. The Trustee shall hold the Supplemental Matching Contributions of each Participant in a Supplemental Account.
     Section 2.12. Trust or Fund or Trust Fund shall mean the total contributions made pursuant to the Plan by the Company or Employees and by the Participants and held by the Trustee in a separate Trust, increased by any profits or income thereto and decreased by any loss or expense incurred in the administration of the Trust or payments therefrom under the Plan.
     Section 2.13. Trustee shall mean Huntington National Bank or any successor trustee hereunder.
     Section 2.14. Valuation Date shall mean each business day of the Plan Year that the New York Stock Exchange is open for trading or such other date or dates deemed necessary or appropriate by the Administrator.

ARTICLE 3
SUPPLEMENTAL CONTRIBUTIONS
     Section 3.1. Supplemental Pre-Tax Contributions. Each Eligible Employee may elect to have all or any portion of the Pre-Tax Contributions (matched or unmatched) that he elected to defer under the Qualified Plan, but which cannot be allocated to his Pre-Tax Contribution account under such plan for the Plan Year because the Employee has made the maximum elective deferrals under Internal Revenue Code Section 402(g) or the maximum elective contributions under the terms of the Qualified Plan, allocated to his Supplemental Account under this Plan.
       An election pursuant to this section must be made prior to the calendar year in which the Compensation to which such election applies is earned; except as to the year in which an employee first becomes an Eligible Employee. With respect to the year in which an employee first becomes an Eligible Employee, the election must be made within 30 days of first becoming an eligible employee, and such election will apply to Compensation earned in pay periods commencing on or after the date of election. An election shall remain in full force and effect for subsequent calendar years unless revoked or modified by written instrument delivered to the Plan Administrator prior to the first day of the calendar year for which such revocation is to be effective.
     Supplemental Pre-Tax Contributions shall be paid to the Trustee by the Employer within a reasonable time after the payroll period with respect to which the reduction in an Employee’s Compensation pertains, but in no event later than the end of the succeeding month.
     Section 3.2. Supplemental Matching Contributions. The Employer shall make Supplemental Matching Contributions to the Plan equal to one hundred percent (100%) of the Supplemental Pre-Tax Contributions made by a Participant pursuant to Section 3.01 of the Plan; provided, however, such Supplemental Matching Contribution shall not be made on elective deferrals which exceed three percent (3%) of the Participant’s Compensation.
       The Employer shall make additional Supplemental Matching Contributions to the Plan equal to fifty percent (50%) of the Supplemental Pre-Tax Contributions made by a Participant pursuant to Section 3.1 to the extent that such elective deferrals exceed three percent (3%) but do not exceed five percent (5%) of the Participant’s Compensation.
       Such Supplemental Matching Contributions shall be fully vested and nonforfeitable at all times.
     Supplemental Matching Contributions may be made by the Employer concurrently with payments to the Trustee of the Participant’s Supplemental Pre-Tax Contributions under Section 3.1; provided, however, such Supplemental Matching Contributions shall be made no later than the time prescribed by law for filing the Employer’s federal income tax return (including extensions) for the taxable year with respect to which the Supplemental Matching Contributions are made. Supplemental Matching Contributions may be made in the form of cash or Common Stock, or a combination thereof.

     Section 3.3. Investments, Allocation to Participant Accounts.
(a)	All amounts contributed to the Plan by the Participants and the Employers shall be invested by the Trustee solely in Common Stock. The purchase price of shares of Common Stock purchased on the open market for Participants in the Plan will be the actual price paid for all such shares purchased. When the Trustee acquires shares of Common Stock directly from the Employer, the purchase price of such shares will be either (a) the price of the Common Stock prevailing on a national securities exchange which is registered under Section 6 of the Securities Exchange Act of 1934, or (b) if the Common Stock is not traded on such a national securities exchange, a price not less favorable to the Plan than the offering price for the Common Stock as established by the current bid and asked prices quoted by persons independent of the Employer and of any party in interest.

(b)	In the event Huntington Bancshares Incorporated or any Participant is, or will be, prohibited from trading in Common Stock under applicable State or Federal security laws, the Trustee, at the direction of the Committee, may (i) keep amounts contributed to the Plan and cash dividends in the form of cash under the same terms as set forth in Section 3.3(d), or (ii) appoint an independent agent for the Plan to purchase shares of Common Stock on behalf of the Plan during such periods, to the extent permitted under applicable State or Federal Security laws.

(c)	The assets of the trust fund shall be held by the Trustee in the name of the Trust in a commingled fund. As contributions by and for Participants are received by the Trustee, it shall purchase for the Trust, or cause to be purchased for the Trust, the number of whole shares of Common Stock which may be purchased with the amount of such contributions. When purchased, the Trustee shall allocate to the Supplemental Accounts of each Participant, the number of shares of Common Stock, and the fractional shares, if any, equal in value to the amount of the contribution made by and for such Participant which was applied toward the purchase of such shares. Stock Rights, if any, and any Common Stock received with respect to Common Stock, shall be allocated to the Supplemental Accounts of Participants in proportion to the shares of Common Stock allocated to each Supplemental Account.

(d)	Notwithstanding the foregoing provisions of this Section 3.3, the Trustee may, in its sole discretion, maintain in cash from the contributions by and for the Participants such amount as it deems necessary for the operation and administration of the Trust, to provide for payment of fractional shares of Participants and such other purposes as may be necessary. Cash maintained for this purpose shall be kept to a minimum consistent with the duties and obligations of the Trustee, and shall not be required to be invested at interest. The Trustee shall maintain separate “Cash Accounts” for each Participant which shall reflect his share of such cash allocated to his Supplemental Account in the Plan.

     Section 3.4. Section 409A of the Code and Contributions. Effective January 1, 2006 each Participant will immediately report to the Plan Administrator any change in his or her elective deferral amount pursuant to the Qualified Plan. The Plan Administrator will independently monitor Participant elective deferrals in the Qualified Plan as well as any other plan subject to Section 402(g) of the Code. If a Participant changes an elective deferral percentage, including an election to add catch-up contributions after December 31 of the prior Plan Year, such election for purposes of this Plan will be ignored. This Plan will be administered in accordance with the most recent elections on file with the Plan Administrator as of December 31 of the preceding year for the current year. The Plan Administrator will determine operation of this Plan pursuant to a Participant’s initial Qualified Plan deferral election. Any Supplemental Matching Contributions pursuant to this Plan are limited to deferral amounts paid to this Plan. The limitation of this Section 3.4 is intended to accomplish compliance with Section 409A of the Code and Internal Revenue Service guidance promulgated thereunder, and shall be construed and administered accordingly.

ARTICLE 4
PAYMENT OF BENEFITS
     Section 4.1. Benefit Payments to Participants. Each Participant shall receive payment of the Participant’s Supplemental Account after the Participant’s termination of the Participant’s employment with his Employer, all affiliates of his Employer, Huntington Bancshares Incorporated, or any affiliate of Huntington Bancshares Incorporated (“Termination”). A Participant whose Termination occurs after December 31, 2004 and before January 1, 2008 shall receive payment of the portion of his or her Supplemental Account that was vested before January 1, 2005, as soon as practicable after the date of Termination. The remaining balance of the Participant’s Supplemental Account will be paid as soon as practicable after the date that is six months after the date of Termination. A Participant whose Termination occurs after December 31, 2007 shall receive payment of his or her entire Supplemental Account as soon as practicable after the date that is six months after the date of Termination.
     Section 4.2. Death Benefits. Upon the death of a Participant, the balance of his Supplemental Account, if any, shall be paid to the beneficiary or beneficiaries designated by the Participant. Such death benefit shall be paid in a lump sum to the beneficiary or beneficiaries within a reasonable time after the Participant’s death.
     Each Participant may name a beneficiary or beneficiaries on a form provided by the Committee. If there is no designated beneficiary surviving at a Participant’s death, payment of the Participant’s Supplemental Account shall be made to his estate. A Participant may designate a new beneficiary or beneficiaries at any time by filing with the Committee a written request for such change on a form prescribed by it. Neither the Trustee, the Committee nor the Employer shall be liable by reason of any payment of the Participant’s Supplemental Account made before receipt of such form designating a new beneficiary or beneficiaries.

ARTICLE 5
TRUST
     Section 5.1. Establishment and Irrevocability of the Trust. The Trustee accepts the Trust created hereby and covenants that it will hold all property which it may receive hereunder, in trust, separate and apart from the general assets of the Company, exclusively for the purposes set forth herein. All contributions to the Trust shall be irrevocable. The Company shall have no right or power to direct the Trustee to return to the Sponsor, or to divert to others any of the assets of the Trust.
     Section 5.2. Grantor Trust. This Trust is intended to be a grantor trust within the meaning of Code Section 671, and shall be construed accordingly.
     Section 5.3. Limitation on Rights of Participants and Beneficiaries. No Participant or Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time that such assets are paid to the Participant or Beneficiary as provided in Article 4. The right of a Participant or Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company.
     Section 5.4. Insolvency of the Company. The Company shall be considered to be “Insolvent” for purposes of this Plan if (1) the Company is unable to pay its debts as they mature, or (2) the Company is subject to pending a proceeding as a debtor under the Bankruptcy Code.
     If the Company becomes Insolvent, the Board of Directors and chief executive officer, or other Employee of comparable status, of the Company shall notify the Trustee in writing that the Company has become Insolvent. A creditor of the Company, or any person claiming to be a creditor of the Company may also notify the Trustee in writing that the Company has become Insolvent. Upon receipt of such notification, the Trustee shall immediately suspend benefit payments to Participants and Beneficiaries. Within thirty (30) days after receipt of such notification, the Trustee shall independently determine whether the Company is, in fact, Insolvent. If the Trustee determines that the Company is not Insolvent, or is no longer Insolvent, it shall resume benefit payments pursuant to Article 4; otherwise, the Trustee shall hold the assets of the Trust for the benefit of the Company’s general creditors. Thereafter, the Trustee shall follow the instructions of a court of competent jurisdiction with respect to the disposition of the assets of the Trust.
     Absent actual knowledge that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. Nothing in this Plan shall in any way diminish any rights of a Participant or Beneficiary to pursue his rights as a general creditor of the Company with respect to his benefits under this Plan.

ARTICLE 6
TRUSTEE
     Section 6.1. Powers of Trustee. The Trustee shall have, subject to the terms of this Plan, full and exclusive powers of investment, reinvestment, management and control over the assets of the Trust Fund, including the power to sell, exchange or convert the same and to sell or exercise in such manner as it may deem appropriate any Common Stock or Stock Rights. The Participants shall have the right, pursuant to procedures established by the Committee, to direct the exercise or disposition of any Stock Rights allocated to their accounts. The Trustee shall have full power and authority to consent to, join in or oppose any plan of reorganization, and pursuant thereto, to exercise any right of conversion granted by any such plan, to receive in exchange for any shares of Common Stock or Stock Rights, other investments pursuant to such plan of reorganization, to cause the Common Stock to be registered in its name or the name or names of its nominee or nominees and to vote the shares of Common Stock in person or by proxy.
     Section 6.2. Voting Rights. The Trustee shall vote all shares of Common Stock allocated to the Trust as directed by the Committee.
     Section 6.3. Expenses of the Trust. All costs and expenses incurred in administering this Plan, including expenses in connection with the purchases or sales of Common Stock or Stock Rights, such as commissions, transfer taxes and other similar charges and expenses, and including income taxes, the fees and expenses of the Trustee, the fees of its counsel, the cost of audits, and other administrative expenses, shall be paid by the Employers and shall be reasonably apportioned among them.
     Section 6.4. Valuation of Trust Funds. The Trust Fund shall be valued as of the Valuation Date at the fair market value thereof. The valuation shall include the value of all Common Stock and any Stock Rights held by the trust, dividends declared on Common Stock (whether or not received by the Trustee as of the Valuation Date), and the amount of any cash on hand. Any liabilities or expenses due or accrued on such date shall be deducted. In valuing Common Stock the Trustee shall use the value determined by computing the mean between the bid price and the asked price on a recognized national securities exchange or as quoted by the National Association of Securities Dealers Inc. through NASDAQ on the Valuation Date, or if there is no such quoted bid and asked price on that date, the mean between the bid and asked price on the most recent date prior to the Valuation Date on which such bid and asked price is available.
     Section 6.5. Records and Reports. The Trustee shall keep full and complete books of account. The Trustee shall submit to the Committee monthly reports which shall include a list of the assets of the trust fund (Common Stock, Stock Rights and cash), the valuation of the same as of the Valuation Date, and the shares and rights assigned to and the value of Participant’s Supplemental Account. Such reports shall also include a statement of all purchases, sales, and other material transactions, facts or events concerning the Trust.

     Section 6.6. Removal or Resignation of Trustee. The Trustee may be removed at any time by Huntington Bancshares Incorporated upon ten days notice in writing to the Trustee. The Trustee may resign at any time upon ten days notice in writing to Huntington Bancshares Incorporated. In the event of a vacancy in the office of Trustee, Huntington Bancshares Incorporated shall appoint a successor trustee or trustees who, upon acceptance of such appointment, shall have all the powers and duties of the predecessor trustee. The title to all funds and properties constituting the Trust Fund shall vest in those who shall from time to time be the successor trustee or trustees hereunder.
     Section 6.7. Tender Offers. The following provisions shall apply in the event any tender or exchange offer (an “Offer”) is made for the Common Stock:
(a)	As soon as practical after the commencement of an Offer for shares of Common Stock, the Committee shall use its best efforts to timely distribute, or cause to be distributed, to each Participant such information as is distributed to shareholders of Huntington Bancshares Incorporated in connection with such Offer. The Committee shall provide each Participant with forms which the Participant may use to instruct the Trustee whether or not to tender shares of Common Stock allocated to his Supplemental Account, to the extent permitted under the terms of such Offer. The Trustee also shall provide each Participant with forms which the Participant may use to revoke any prior instruction at any time prior to the withdrawal deadline of the Offer.

(b)	Each Participant shall have the right to instruct the Trustee as to the manner in which the Trustee is to respond to the Offer for any or all of the Common Stock allocated to his Supplemental Account. The Trustee shall follow the directions of each Participant, but the Trustee shall not tender shares of Common Stock for which no instructions are received.

The giving of instructions by a Participant to the Trustee to tender shares and the tender thereof shall not be deemed a withdrawal, or result in suspension, from the Plan solely by reason of the giving of such instructions and the Trustee’s compliance therewith. The number of shares with respect to which a Participant may provide instructions shall be the total amount of shares credited to his Supplemental Account as of the close of business on the day preceding the date on which the Offer is commenced, or such earlier date as shall be designated by the Committee.

(c)	Any securities received by the Trustee as a result of a tender of shares of Common Stock shall be held, and any cash so received shall be invested in short-term investments, for the Supplemental Account of the Participant with respect to whom shares of Common Stock were tendered. The Trustee may, as it deems appropriate, elect to reinvest any securities received as a result of a tender of shares of Common Stock in short-term investments.

ARTICLE 7
ADMINISTRATION OF THE PLAN
     Section 7.1. Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.
     Section 7.2. General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of Huntington Bancshares Incorporated, when relevant, including the appointment of a Plan Administrative Committee to act as the agent of the Company in performing these duties, shall apply to this Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by Huntington Bancshares Incorporated with respect to the Plan. The Trustee is specifically authorized to adopt unit accounting so that the administration of this Plan can be done on the basis of daily valuations.

ARTICLE 8
MISCELLANEOUS
     Section 8.1. Amendment or Termination. Huntington Bancshares Incorporated reserves the right at any time to amend or terminate this Plan and each Employer reserves the right to terminate its participation therein; provided that no such amendment or termination shall have the effect of giving any Employer any right or interest in, or of revoking or diminishing the rights and interest of any Employee in, the funds then held by the Trustee. In the event this Plan is terminated, all Participants and Beneficiaries shall receive distribution of their Supplemental Accounts.
     Section 8.2. No Contract of Employment. Nothing in the Plan shall be deemed or construed to impair or affect in any manner whatsoever, the right of the Employers, in their discretion, to hire Employees and, with or without cause, to discharge or terminate the service of Employees or Participants.
     Section 8.3. Prohibition Against Assignment. To the extent permitted by law, the interest of a Participant or Beneficiary in any benefit or payment herefrom shall not be subject to transfer, alienation, or assignment.
     Section 8.4. Payment in Event of Incapacity. If any person entitled to any payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him.
     Section 8.5. Headings. The headings and subheadings in this Plan have been inserted for convenience and reference only and are to be ignored in any construction of the provisions hereof.

     IN WITNESS WHEREOF: Huntington Bancshares Incorporated and the Trustee, have executed this Plan and Trust, all on the 22 day of October, 2007.

HUNTINGTON BANCSHARES INCORPORATED
By	/s/ Sarah Hall

HUNTINGTON NATIONAL BANK
By	/s/ Kathleen Chapin